Exhibit 10.2
May 21, 2008
Michael L. Summers
[Address]
Dear Mike,
I am pleased to confirm our offer for the position of Senior Vice President, Human Resources of Celanese with a starting date to be agreed within 10 days of receipt of this letter. Your position will be based at our Dallas, Texas headquarters and you will report directly to Dave Weidman, CEO.
Duties
While employed with the Company, you shall perform the duties, exercise the authority and undertake the responsibilities as are customarily performed, exercised or undertaken by persons situated in a similar executive capacity. You shall perform your duties on a full-time basis. You may, however, (1) serve on corporate, civil or charitable boards or committees; (2) manage personal investments; and (3) engage in any charitable, political or not-for-profit activity, so long as such activities do not significantly interfere with the performance of your responsibilities to the Company. Your service on the board or a committee of a publicly traded company is subject to the prior approval of the Company’s Board of Directors.
Base Salary
Your base salary will be $360,000 per year, or $13,846.15 on a biweekly basis, payable in accordance with the Company’s normal payroll practice. In addition, you will receive a one-time “signing bonus” of $100,000 payable as of the commencement of your employment.
Annual Bonus
As a Salary Level 2 executive, your annual bonus opportunity at Target will be not less than 70% of your annual salary (the “Target”) with a “Stretch” opportunity of not less than 140% of your annual salary. Our annual bonus plan comprises a number of financial and non-financial measures that, combined with your personal performance, determine your actual payment as determined annually by the Company. When combined with Company performance measures, your total bonus opportunity can range from 0-280% of your annual salary.
For the year 2008 you will receive a bonus based on a full year of participation with a minimum payout based on Company performance at Target and personal performance at Target.
Restricted Stock Units
You will receive an award of 30,000 restricted stock units (“RSUs”) under our 2004 stock incentive plan. These shares are subject to approval of the Compensation Committee of the Board of Directors. These RSUs will be granted at the Q3 meeting of the Compensation Committee.

These RSUs will vest according to the following schedule:
•	35% of units will vest on each of the first and second anniversaries of your employment; and,

•	15% of units will vest on each of the first and second anniversaries of your employment based on your progress or attainment of the following objectives:
•	Implement the new HR global information system

•	Build your HR team

•	Develop and execute a plan to bring Celanese HR to world class performance
In the event the Company terminates your employment without Cause or you terminate your employment with Good Reason, your unvested RSUs under the aforementioned grant that are subject to time vesting only will become fully vested; your unvested RSUs subject to both time and performance vesting will become vested on a prorated basis through your date of termination based on performance against the objectives. The acceleration provision set forth above will be included in the individual award agreement(s) for the 30,000 RSU’s issued at the Q3 meeting of the Compensation Committee.
“Cause” shall mean (i) your willful failure to perform your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of thirty (30) days following written notice by the Company to you of such failure; (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude; (iii) your willful malfeasance or willful misconduct which is demonstrably injurious to the Company; (iv) any act of fraud by you; (v) any material violation of the Company’s code of conduct; (vi) any material violation of the Company’s policies concerning harassment or discrimination; (vii) your conduct that causes material harm to the business reputation of the Company; or (viii) your breach of the Confidentiality and Non-Compete Covenants.
“Good Reason” shall mean any of the following conditions which occurs without your consent: (i) a material diminution in your base salary or annual bonus opportunity; (ii) a material diminution in your authority, duties or responsibilities (including status, offices, title and reporting requirements); (iii) a material change in the geographic location at which you must perform your duties; (iv) the failure of the Company to pay compensation or benefits when due;, or (v) any other action or inaction that constitutes a material breach by the Company of this letter agreement. The conditions described above will not constitute “Good Reason” unless you provide written notice to the Company of the existence of the condition described above within ninety (90) days after the initial existence of such condition. In addition, the conditions described above will not constitute “Good Reason” unless the Company fails to remedy the condition within a period of thirty (30) days after receipt of the notice described in the preceding sentence. If the Company fails to remedy the condition within the period referred to in the preceding sentence, you may terminate your employment with the Company for “Good reason” within the next thirty (30) days following the expiration of the cure period.
Stock Ownership Policy
Under policies adopted by the Compensation Committee of the Board of Directors, executive officers are expected to own an amount of stock in the Company based on their respective salary level. Executives at your salary level are expected to own shares equal to 300% of base salary within 5 years from your date of hire. Unvested RSUs granted to you do count toward this stock ownership requirement.

Future LTIP Grant
The long term incentive plan for senior leaders is currently under review. We expect to complete this review and make grants to senior leaders in October 2008. For this initial LTIP grant, you would receive an award having a grant value of not less than $500,000.
Employee Benefits
You and your family will be entitled to participate in the Company’s domestic employee benefit plans as in effect from time to time on the same basis as those benefits are generally made available to other employees of the Company. Celanese offers medical and dental coverage, group life insurance (1 times annual base pay), a non-contributory cash balance pension plan and a 401(k) plan that matches the first 5% of employee contributions.
Perquisite Allowance
You will receive an annual perquisite allowance of $15,000 to use as you see fit in covering such personal expenses as club dues, tax and financial counseling, etc. This payment is normally made in January of each year and is subject to withholding as ordinary income. Your will receive a prorated payment for 2008 upon joining the Company.
Relocation
The Company will assist your relocation to the Dallas area under the provisions of our policy for transferred employees. Generally, this policy provides for shipment of household goods, home sale and purchase assistance and a lump sum payment to assist you with various miscellaneous expenses associated with your relocation. Details of this policy will be discussed at your convenience. This relocation assistance will be available to you for up to two (2) years following the commencement of your employment.
In addition, the Company will reimburse you for reasonable costs incurred for temporary housing in the Dallas area and commuting from your home to Company headquarters for a period of up to 18 months.
Indemnification and Insurance
You shall be entitled to indemnification by the Company in accordance with the provisions of the Company’s bylaws and the implementing Board resolutions in effect on the date of this letter agreement or, if more favorable to you, the provisions of such bylaws in effect at the time indemnification is requested.
The Company shall include you as an additional insured under its directors and officers’ liability insurance which shall be maintained (or a replacement policy not materially less favorable to you) by the Company during your employment with the Company.
Duration of Employment
Your employment with the Company is at will, meaning that you or the Company may terminate your employment at any time for any reason with or without cause; provided that you shall be required to give the Company at least thirty (30) days advanced written notice of resignation by you.
In the event the Company terminates your employment without “Cause” (other than due to your death or disability) or you terminate your employment for “Good Reason,” you will receive severance in an amount equal to twelve (12) months of your base salary plus twelve (12)months of your annual bonus calculated on a monthly basis at target. In addition to the above, in the event of termination by the Company without “Cause” or by you for “Good Reason, you and your family, as the case may be, will continue to be covered, upon the same terms and conditions described above, by the same or equivalent medical, dental and life insurance coverage as in effect for you and/or your family, as the case may be, immediately prior to the termination of your employment, until the earlier of (i) the expiration of twelve (12) months after the date of your termination or (ii) the date you have commenced new employment and have thereby become eligible for comparable benefits subject to your rights under COBRA.
In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any provisions of this letter agreement and such amounts shall not be reduced whether or not you obtain other employment.
Change of Control
You will be offered a Change of Control agreement that provides, generally, continuing payment of base pay and the higher of target or final 3-year average bonus if your employment is terminated following a change of control of the Company or you terminate your employment with the Company for Good Reason following a change of control of the Company. These payments would continue for a period of 24 months. This agreement also requires your agreement to non-solicitation and non-compete terms in the event of termination following a change of control.
Vacation
You will be entitled to four (4) weeks annual vacation. Vacation entitlement for the remainder of 2008 will be prorated based on your actual start date in accordance with the Company’s vacation policy.
Confidentiality and Non-Compete
As a condition of your employment, you will be required to execute agreements (the “Confidentiality and Non-Compete Covenants”) with the Company regarding protection and non-disclosure of confidential information and non-competition and non-solicitation. Copies of these agreements will be provided to you under separate cover.
Nothing in this letter agreement shall prevent you from participating in any benefit, bonus, incentive, stock option, equity incentive plan or other plan or program provided by the Company and for which you may quality and be entitled to payment, nor shall anything in this letter agreement reduce such rights as you may have with the Company under any other agreements. Amounts which are vested benefits or to which you are otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program and any related agreements, except as explicitly modified by this letter agreement.
Our offer is contingent on your completion of a pre-employment drug screen and a background check.
This letter agreement shall be binding upon and shall inure to the benefit of the Company, its successors, and assigns. The term “Company” as used herein shall include such successors and assigns. Your rights under this letter agreement may not be assigned by you during your lifetime. However, all your rights under this letter agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.
The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Except as otherwise expressly provided herein, this letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.
Mike, we are most enthusiastic about your joining the leadership team. If these provisions are agreeable to you please sign the enclosed copy of this letter and return it by fax to 972-443-4880 by May 22, 2008.
Sincerely,
/s/ William Stiller
William Stiller
HR Senior Advisor
on behalf of
David Weidman, CEO
Acknowledgement of Offer:
(please check one)
☑	I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. I agree to keep the terms and conditions of this agreement confidential.

☐	I decline your offer of employment. I agree to keep the terms and conditions of this agreement confidential.

Signature	/s/ Michael Summers	Date	05/22/08

Michael Summers

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